Exhibit 99

Vishay Announces Settlement with International Rectifier

MALVERN, Pa.--(BUSINESS WIRE)--July 1, 2009--Vishay Intertechnology, Inc. (NYSE: VSH) and International Rectifier Corporation (NYSE: IRF) today announced that they have entered into a settlement agreement to resolve certain disputes related to Vishay’s acquisition in 2007 of International Rectifier’s Power Control Systems (“PCS”) business. Under the settlement, International Rectifier has refunded $30.0 million of the purchase price associated with the acquisition, and Vishay has released International Rectifier from claims relating to certain outstanding disputes regarding the acquisition. In addition, Vishay and International Rectifier clarified and revised the covenant-not-to-compete associated with the acquisition to permit International Rectifier to, under certain conditions, develop, design, manufacture and sell certain additional products that incorporate technologies sold or licensed to Vishay in the acquisition. As part of the settlement, Vishay will continue as a supplier of certain products to International Rectifier and will receive a license to certain additional technology developed in the future by International Rectifier.

Vishay completed its acquisition of the PCS business from International Rectifier Corporation on April 1, 2007.

About Vishay

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, MOSFETs, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

CONTACT:
Vishay Intertechnology, Inc.
Dr. Lior E. Yahalomi, +1-610-644-1300
Executive Vice President and Chief Financial Officer
or
Peter G. Henrici, +1-610-644-1300
Senior Vice President Corporate Communications